                              PROCESSING AGREEMENT



                                 BY AND BETWEEN



                       TRANSAMERICAN REFINING CORPORATION



                                      AND



                                 GLENCORE  LTD.


                           Effective April 22nd, 1996

                              PROCESSING AGREEMENT
                              --------------------



     THIS PROCESSING AGREEMENT ("Processing Agreement"), effective as of the date set forth herein, is by and between Glencore Ltd. ("GLENCORE") and TransAmerican Refining Corporation ("TARC").


                                    RECITALS



     WHEREAS, TARC is engaged in the business of refining, storing and distributing petroleum products of various types, including, but not limited to, crude oil, Feedstock (as defined below) and Products (as defined below) derived or refined therefrom (collectively "Petroleum"); and

     WHEREAS, TARC owns and operates a refinery and storage tanks for Petroleum in or near NORCO, LA; and

     WHEREAS, GLENCORE intends to store Petroleum in TARC's Storage Tanks (as defined below) and

     WHEREAS, TARC and GLENCORE desire to enter into this Processing Agreement whereby GLENCORE will deliver certain of its Feedstock (as defined below) to TARC's Refinery and Storage Tanks (as defined below) for processing by TARC into Products and subsequent sale or other disposition by GLENCORE;

     NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and promises hereinafter set forth; the sufficiency of which is hereby acknowledged, GLENCORE and TARC hereby agree as follows:

     1.  Definitions.  When used in this Processing Agreement, the following
         -----------
terms shall have the meanings herein set forth:

     "Feedstock" shall mean crude oil, blendstocks, cutterstock and all other feedstock generally.

     "VGO" shall mean Vacuum Gas Oil.

     "VTB" shall mean Vacuum Tower Bottoms.

PROCESSING AGREEMENT                                                     PAGE 2


     "Products" shall mean VGO and VTB.

     "Refinery" shall mean and include the refinery of TARC in or near Norco, Louisiana, including all towers, units and processes therein.

     "Storage Tanks" and "Storage Facility" shall mean and include each storage tank, and all related property and facilities, together with modifications, alterations or additions thereto, listed in Schedule A attached hereto.

     "Total Sales Proceeds" shall mean the net amount which GLENCORE realizes from Petroleum processed hereunder and the Products therefrom sold to third parties adjusted for gains/losses (including hedge roll costs) attributable to hedges placed by GLENCORE in connection with the Petroleum processed hereunder and taking into account all direct expenses incurred by GLENCORE in selling the Products e.g. barging.

     "Total Purchase Price" shall mean and include GLENCORE's purchase price for the Feedstock plus all associated costs including but not limited to transportation, demurrage, insurance, inspection fees, shifting, importation, outturn losses and time value of money at 8 pct p.a.

     "Delivered Product" shall be the quantity of Feedstock processed under this Processing Agreement and delivered to third parties pursuant to Product sales by GLENCORE.

     "Storage" shall mean and include the acceptance and storage of Feedstock and Products at the Storage Tanks.

     "Processing" shall mean and include the converting of Feedstock to "VGO" and "VTB".

     2.  Term.  The term of this Processing Agreement shall commence upon April
         ----
22nd, 1996 and shall end on the third working day after delivery to third parties (and full receipt of payment by GLENCORE from the third parties) from the Storage Facility of all of the Product processed under this Agreement. This Processing Agreement shall cover cargoes of Feedstock to be nominated from time to time by GLENCORE in writing and accepted by TARC. The basis for calculation of the number of barrels to be processed shall be agreed on a case by case basis i.e. bill of lading or outturn received basis.

     3.  Processing Fee.  (a)  GLENCORE shall pay to TARC a Processing Fee which
         --------------
fee shall be due and payable to TARC as agreed, but no later than three (3) working days after all Product on a cargo by cargo basis produced hereunder is delivered to third parties and paid for in full.

     (b) The Processing Fee per barrel of Delivered Product shall be the amount by which the Total Sales Proceeds from Delivered Product hereunder exceeds the Total Purchase Price of the Feedstock, divided by the total number of barrels of Delivered Product less 25c/bbl. If the Processing

PROCESSING AGREEMENT                                                     PAGE 3


Fee is calculated to exceed $2.00/bbl., the amount in excess of $2.00/bbl. shall be reduced by 10%. If the Processing Fee per barrel is a negative amount, TARC shall pay to GLENCORE such amount, up to 25c/bbl., within three (3) working days after all Product produced hereunder is delivered to third parties.

     (c) The Processing Fee shall be determined in one calculation for all delivered Product as soon as practicable after each cargo of Feedstock is processed, sold and fully paid for. Nevertheless GLENCORE agrees to honor TARC's reasonable request for a provisional payment of processing fee.

     (d) The parties shall agree on guaranteed quantity and quality yields for each cargo (or a combination of cargoes) of Feedstock prior to processing. To the extent TARC fails to meet a guaranteed yield, GLENCORE shall be entitled to a credit against the Processing Fee due TARC equal to the economic benefit (profit) GLENCORE would have realized had the yield been met. If such credits exceed the total amount of Processing Fees due TARC, TARC shall pay GLENCORE such excess amount within one (1) business day. Failing such payment, GLENCORE shall have the right to set-off such amount against any other amount owed by GLENCORE to TARC.

     (e) The quantity yields for the VGO and VTB are calculated separately for each cargo as follows unless otherwise agreed:

     Cutter yield = to be agreed case by case.
     VGO Yield = IBP to 1050/./F
     VTB Yield = 1050/./F +
     As determined by ASTM D-1160

     4.  Removal of Petroleum from Storage.  TARC covenants and agrees to follow
         ---------------------------------
the instructions of GLENCORE for the storage and delivery of Petroleum.

     5.  Scheduling Deliveries to and from Storage Tanks.  Reasonable efforts
         -----------------------------------------------
shall be used by GLENCORE and TARC to effect timely and efficient delivery of Petroleum to and from the Storage Tanks.

     6.  Processing.
         -----------

         6.1. The Products of Processing including the quantities and specifications thereof will be determined on a quantity and quality basis as agreed to between the parties.

         6.2. At the termination of this Processing Agreement, TARC shall pay GLENCORE for any Petroleum of GLENCORE remaining in the Storage Tanks and/or the Refinery at GLENCORE's in tank cost and should TARC fail to do so then GLENCORE is expressly granted a right of offset against any sum due or that may be due by GLENCORE to TARC. Notwithstanding

PROCESSING AGREEMENT                                                     PAGE 4


the foregoing, until such time as TARC makes payment to GLENCORE for all Petroleum purchased hereunder, title to and possession of the Petroleum in the Storage Tanks and in the Refinery shall be and remain with GLENCORE and TARC understands and agrees that by the execution of this Processing Agreement it does not have and it will not obtain any title to such Petroleum or any legal or equitable interest therein.

     7.  Duties of TARC.  TARC shall in a timely and efficient manner receive
         --------------
and store Petroleum of GLENCORE subject to the following terms and conditions:

         7.1. TARC shall store the Petroleum owned by GLENCORE in the segregated Storage Tanks.

         7.2. TARC shall maintain the Storage Tanks in accordance with general oil industry standards for safety and quality assurance. TARC represents and warrants to GLENCORE that the Storage Tanks and related systems are clean, in good repair, not ruptured, and satisfactory for the purpose of this Processing Agreement, and the Storage Tanks will be so maintained by TARC throughout the Term. TARC shall maintain all licenses, agreements, easements or other obligations necessary and appropriate to attain and maintain the ability of the Storage Tanks to operate at full capacity. TARC shall maintain the Storage Tanks in such condition as to enable the Storage Tanks to operate at their full capacity to receive, store and deliver Petroleum.

         7.3. TARC shall handle and store Petroleum of GLENCORE in accordance with general oil industry standards and in accordance with TARC's status hereunder as bailee/warehouseman. Any barge/vessel demurrage or detention incurred by or on behalf GLENCORE as a consequence of TARC being unable to receive Feedstock or deliver Product shall be reimbursed by TARC to GLENCORE. Any barge/vessel demurrage or detention directly attributable to GLENCORE will be for account of GLENCORE or will be reimbursed by GLENCORE to TARC.

         7.4. Unless agreed otherwise in writing by GLENCORE, TARC shall store Petroleum of GLENCORE in the identified Storage Tanks and shall not commingle during storage or refining Petroleum of GLENCORE with Petroleum owned by any other person or entity.

         7.4.1. Title to Petroleum of GLENCORE shall remain exclusively with GLENCORE and TARC shall not represent to any person or entity that it is either the owner or consignee of Petroleum of GLENCORE. TARC is not authorized to sell, pledge, exchange, remove, or otherwise dispose of Petroleum of GLENCORE without the prior approval of GLENCORE or its authorized agent.

         7.5. The quantity and quality of both Feedstock and Product processed hereunder and of Products delivered from Storage Tanks to third parties pursuant to GLENCORE's instructions shall be determined by gaugings and samplings by a mutually agreed upon independent inspector immediately prior to transfer of the Feedstock and Products to or from the Storage Tanks, as set forth

PROCESSING AGREEMENT                                                     PAGE 5


   below. Unless otherwise specified by the independent inspector, quantities delivered; (a) into or from tankers and barges shall be measured by Storage Tanks tank gauges or if storage tanks are active by vessel/barge figures adjusted for Vessel Equalization Factors as determined by independent inspector; (b) into or from transport trucks shall be measured by calibration tables or calibrated meters; (c) into or from tank cars shall be measured by calibrated tank car tables or calibrated meters; (d) into or from pipelines shall be measured by calibrated meters or Storage Tanks tank gauges; and (e) from the processing units shall be measured by tank gauges. The parties shall be bound by the results of such inspection in the absence of manifest error.

         7.5.1 The mutually agreed upon independent inspector, whose fees will be paid by GLENCORE and included in the actual cost of the Feedstock, will sample and analyze Feedstock for quality (including but not limited to, when appropriate, flashpoint, pourpoint, water, sediment, viscosity, gravity, and sulfur) prior to discharge of the Feedstock from the transport vehicle, pipeline, or vessel into the Storage Tanks. The parties shall be bound by the results of such inspection except in the case of manifest error.

         7.5.2. All such quantity determinations shall be adjusted to net barrels at 60 degrees Fahrenheit in accordance with ASTM IP Petroleum Measurement Tables (ASTM designation D1250) as then currently in effect.

         7.6. TARC shall provide the maintenance, labor, material and equipment necessary to receive Petroleum for delivery to and release from the Storage Tanks, and to operate the Storage Tanks at a capacity and level that will serve the needs of GLENCORE hereunder and enable TARC to fulfill its duties and obligations hereunder.

         7.7 TARC shall comply with all reasonable requests by GLENCORE with regard to monitoring quality and quantity, including daily tank measurements, sealing off lines and tanks, daily inventory reconciliation, etc. and shall provide GLENCORE or its agents access to the Refinery and the Storage tanks at any time.

     8.  Representation and Warranties of TARC to GLENCORE.  TARC represents and
         -------------------------------------------------
warrants to GLENCORE each of the following:

         8.1. TARC owns each of the Storage Tanks and has full title and authority to operate the Storage Tanks as contemplated herein. Each of the Storage Tanks set forth in Schedule A is in good working condition and order; is properly licensed and maintained; and has the capacity to receive, store, through-put and distribute Petroleum in the volumes set forth in Schedule A.

         8.2. TARC shall cause no liens or claims of lien to be filed or asserted with respect to the Petroleum stored in the Storage Tanks where Petroleum of GLENCORE will be stored, and TARC shall not permit any such liens, except (i) liens either affirmatively granted by or in favor of GLENCORE and (ii) liens arising in TARC's favor by operation of law in the event of GLENCORE's

PROCESSING AGREEMENT                                                     PAGE 6


default hereunder. TARC expressly disclaims all claims of ownership over the Petroleum stored. TARC confirms the terms of this Agreement do not and will not conflict with the terms of any other agreement to which TARC is a party with the possible exception of a similar agreement with J. Aron and Company.

     9.  Duties of GLENCORE.  GLENCORE shall cause Feedstock to be delivered to
         ------------------
TARC for storage at the Storage Tanks and Processing at the Refinery subject to the following terms and conditions:

         9.1. GLENCORE shall, at its own expense, procure and maintain with a responsible insurance company or companies, "all risk" insurance on all Petroleum Products of GLENCORE against physical loss or damage to such Petroleum Products.

         9.2. GLENCORE understands that the addition of cutterstock or the injection of additives for third party sales into its Products is its own exclusive responsibility. The cutterstock/additives will be purchased by GLENCORE and the total cost thereof will be added to the price of the Feedstock.

     10.  Events of Default  Each of the following shall constitute an event of
          -----------------
default under this Processing Agreement:

          10.1. Any representation or warranty contained herein shall prove at any time to be false or misleading in any material respect.

          10.2. Either party fails timely to perform any of its material obligations under this Processing Agreement, or fails otherwise to comply in any material respect with this Processing Agreement.

          10.3 There shall occur any material adverse change in TARC's business, properties or condition, financial or otherwise as determined in GLENCORE's discretion.

Upon the occurrence of any event of default under this Processing Agreement, the non-defaulting party shall give written notice to the defaulting party of the default; and the defaulting party shall have ten (10) days to cure the default.

     10.4 In the event of any occurrence of any event of default under this Processing Agreement, without limiting any other remedy available to TARC or without limiting any other remedy available to TARC or GLENCORE at law or equity the non defaulting party may, at its sole discretion, terminate this Processing Agreement and take any or all such other or further action as it deems reasonably necessary.

PROCESSING AGREEMENT                                                     PAGE 7


     11.  Rights Survive Termination.  Upon expiration of this Processing
          --------------------------
Agreement, by default or termination, both parties may exercise any of its rights which have theretofore accrued hereunder without prejudice to any other rights it may have at law or in equity.

     12.  Authority.  Each party hereby represents and warrants that its
          ---------
execution and delivery of this Processing Agreement and the performance of its obligations hereunder will not violate its certificate of incorporation or bylaws and will not conflict with or cause a breach under any agreement to which it is party or by which its assets may be bound; and that it has the power and authority to enter into this Processing Agreement and to carry out its obligations thereunder.

     13.  INDEMNIFICATION.  EACH PARTY HEREBY COVENANTS AND AGREES TO SAVE,
          ----------------
DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, SUITS, EXPENSES, COSTS, JUDGMENTS AND DAMAGES (EXCLUDING ANY INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES) ARISING FROM ANY FAILURE BY THE INDEMNIFYING PARTY OR ANY EMPLOYEE OR AGENT THEREOF TO COMPLY WITH ANY OBLIGATION OF SUCH INDEMNIFYING PARTY UNDER THIS PROCESSING AGREEMENT, OR ARISING FROM ANY NEGLIGENCE OR WRONGFUL ACT OF THE INDEMNIFYING PARTY, ITS EMPLOYEES, OR AGENTS IN CONNECTION WITH THE MATTERS CONTEMPLATED BY THIS PROCESSING AGREEMENT, OR ARISING FROM THE FAILURE OF ANY REPRESENTATION OR WARRANTY HEREIN TO BE TRUE WHEN MADE OR WHEN EFFECTIVE HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TARC SHALL SAVE, DEFEND AND INDEMNIFY GLENCORE FROM AND AGAINST ANY AND ALL CLAIMS, FINES, ASSESSMENTS AND PENALTIES (INCLUDING BUT NOT LIMITED TO CLAIMS FOR CLEAN-UP AND REHABILITATION OF THE ENVIRONMENT) RESULTING FROM ANY POLLUTION OR OTHER DAMAGE CAUSED BY ITS WRONGFUL OR NEGLIGENT, ACT OR OMISSION, CAUSING DISCHARGE OR RELEASE OF PETROLEUM PRODUCTS FROM EITHER THE REFINERY OR THE STORAGE TANKS.

     14.  Compliance with Laws.  TARC shall comply with, and use its best
          --------------------
efforts to ensure that third parties comply with, all applicable laws, regulations, ordinances, mandates, and other requirements of any national, state, regional or local government having jurisdiction over the transportation, refining transfer or terminalling of Petroleum including, without limitation, those regarding air, land and water pollution.

     15.  Relationship of Parties.  Nothing in this Processing Agreement shall
          -----------------------
be construed or interpreted as creating a joint venture, partnership, agency or employment relationship between TARC and GLENCORE.

     16.  Successors and Assigns.  This Processing Agreement shall be binding
          ----------------------
upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto; provided, however, that this Processing Agreement is personal to GLENCORE and TARC, and neither GLENCORE nor

PROCESSING AGREEMENT                                                     PAGE 8


TARC shall assign this Processing Agreement or any interest herein (either voluntarily or by operation of law) without the other party's prior written consent.

     17.  Force Majeure.  Neither TARC nor GLENCORE shall be responsible for any
          -------------
failure to fulfill their respective obligations under this Processing Agreement (other than the payment of money) if fulfillment has been delayed, hindered, interfered with, curtailed, or prevented, by any circumstance whatsoever which is not within the reasonable control of TARC or of GLENCORE as the case may be, until the conditions preventing such party's performance of this Processing Agreement are removed.

          17.1. By way of example, neither party will be responsible for damages caused by delay or failure to perform its obligations in whole or in part hereunder (other than its obligation to make accountings and payment hereunder) if such delay or failure is attributable to a storm, flood, hurricane or other act of God.

          17.2. The party whose performance is affected by an event of force majeure will make all reasonable efforts to remove the event of force majeure or mitigate its effect. If an event of force majeure continues for a period of more than one month, the party whose ability to perform is not affected by such event shall have the right to terminate this Processing Agreement on ten day's prior written notice.

     18.  Controlling Law.  The interpretation, construction, and performance of
          ---------------
this Processing Agreement, and the rights and remedies of the parties hereunder shall be governed by the laws of the State of New York without reference to choice of law principles. Each party agrees that the New York State Supreme Court located in New York County or the United States District Court for the Southern District of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding arising out of or in connection with this Processing Agreement and irrevocably submits to the jurisdiction of such court.

     19.  Notices.  Except as otherwise provided herein, all notices required or
          -------
permitted to be given hereunder shall be in writing and shall be deemed delivered when personally delivered, or received from an overnight delivery courier service, or when delivered by telex or telecopier addressed as follows (or such other address as the party may, by written notice to the other party, designate as the address for purposes of notice hereinafter):

PROCESSING AGREEMENT                                                     PAGE 9


If to GLENCORE:                         Glencore Ltd.
                                        3 Stamford Plaza
                                        301 Tresser Boulevard
                                        Stamford, CT 06901
                                        Telephone:  (203) 328-4920
                                        Fax No.:    (203) 328-3177
                                        Attn:  David Porter

If to TARC:                             TransAmerican Refining Company
                                        1300 East North Belt, Suite 320
                                        Houston, Texas 77032
                                        Telephone:    (713) 986-8811
                                        Fax No.:      (713) 986-8820
                                        Attn:  Bill Hofmann

     20.  Severability.  If any provisions of this Processing Agreement shall be
          ------------
held invalid under applicable law, such invalidity shall not affect any other provision of this Processing Agreement which can be given effect without the invalid provision, and, to this extent the provisions are severable.

     21.  Non-Waiver. Neither GLENCORE nor TARC shall be deemed to have waived
          ----------
or modified any of its rights hereunder, by course of conduct or otherwise, or under any other writing unless such waiver or modification be in writing as signed by its authorized officer and then such waiver or modification shall be effective only for the period and under the terms and conditions as are specifically set forth therein. No delay or omission on the part of TARC or GLENCORE in exercising any right shall operate as a waiver or modification of such right or any other right. No waiver of any default on one occasion shall operate as a waiver of any other default or of the same default on a future or different occasion. All TARC's and GLENCORE's rights and remedies, whether evidenced hereby or by any other writing, shall be cumulative and may be exercised from time to time singularly, concurrently, or successively.

     22. Notwithstanding anything to the contrary in this or any other agreement between TARC and GLENCORE, GLENCORE shall have the right to set off against any funds it holds for the account of TARC or that it may owe TARC under this Agreement against any right or claim of GLENCORE as a result of TARC's non-compliance or breach of this Processing Agreement.

     23.  Entire Agreement.  This Processing Agreement sets forth the entire
          ----------------
agreement between TARC and GLENCORE regarding the subject matter covered herein, and supersedes any and all prior oral or written communications between the parties regarding the subject matter covered herein, and may not be modified and amended except in a writing signed by the party against whom the modification or amendment is being enforced.

     24.  Audit.  GLENCORE shall have the right to audit the books and records
          -----
of TARC relating to the performance, storage and processing services. TARC shall have the right to audit

PROCESSING AGREEMENT                                                     PAGE 10


GLENCORE's records of Feedstock purchases, related costs included in the Total Purchase Price, Total Sales Proceeds, Delivered Product and Product hedges. Any errors discovered shall be immediately corrected by appropriate payment to the injured party.

     25.  Grant of Precautionary Security Interest.  Solely as a precaution, in
          ----------------------------------------
the event that a court of applicable jurisdiction should hold for any reason that Glencore is not the owner of the Petroleum processed and/or stored at the Refinery, the Storage Tanks or the Storage Facility (collectively, "TARC's Facility"), TARC hereby grants and continues to grant Glencore a security interest in and to all Petroleum owned by GLENCORE at TARC's Facility and all products and proceeds therefrom. At Glencore's request, there shall be filed, and TARC hereby agrees to execute and deliver, Uniform Commercial Code financing statements (and all such other documents as Glencore requests in its sole discretion) in such form and in such jurisdictions as Glencore deems appropriate to evidence the granting of a security interest by TARC in GLENCORE's Petroleum included but not limited to the Feedstock and Products. TARC represents and warrants to Glencore that neither TARC nor any affiliate of TARC has granted or suffered or permitted to exist (or will grant, suffer or permit) any liens or encumbrances which conflict with Glencore's ownership of the Petroleum processed and/or stored at TARC's Facility or with the security interest in such Petroleum granted to Glencore hereby.


IN WITNESS THEREOF, the parties hereto have caused this Processing Agreement to be duly executed as of the day and year first above written.

                                        TRANSAMERICAN REFINING CORPORATION


                                        By:      /s/ JOHN R. STANLEY
                                        Name:    John R. Stanley
                                        Title:   President
ATTEST:

By:  /s/ DOUGLAS WIDLASKI
     Douglas Widlaski
     Assistant Secretary

                                        GLENCORE  LTD.

                                        By:     /s/ DAVID PORTER
                                        Name:   David Porter
                                        Title:  Authorized Signatory

PROCESSING AGREEMENT                                                     PAGE 11


ATTEST:

By:____________________________________________________

PROCESSING AGREEMENT                                                     PAGE 12


                                  ATTACHMENT A

                                  SCHEDULE (A)


       Tank No.             Nominal Capacity
       --------             ----------------

        425-1                 425,000 bbls.
        425-3                 425,000 bbls.
        425-4                 425,000 bbls.
        625-1                 625,000 bbls.
        150-7                 150,000 bbls.
        150-8                 150,000 bbls.
         55-8                  55,000 bbls.
        150-13                150,000 bbls
        150-15                150,000 bbls

PROCESSING AGREEMENT                                                     PAGE 13


                                 SCHEDULE A TO
                              FINANCING STATEMENT
                                    BETWEEN
                 TRANSAMERICAN REFINING CORPORATION ("DEBTOR")
                                      AND
                        GLENCORE  LTD. ("SECURED PARTY")

     This financing statement covers the following property:

     1. All crude oil, feedstock and petroleum products (collectively, "Hydrocarbons") delivered by the Secured Party to, and stored at, the Debtor's Refinery (so defined below), including any such Hydrocarbons that are being processed at the Refinery. Without limiting the foregoing, such Hydrocarbons include any and all Hydrocarbons held in storage tanks 425-1, 425-3, 425-4, 625-1, 150-7, 150-8, and 55-8, 150-14 and 150-15 at the Refinery. This financing statement, with respect to the property described in this paragraph 1, is made for informational purposes only and shall not derogate from the secured party's rights as the owner of the Hydrocarbons referred to in this paragraph 1.

     2.  All proceeds and products of the foregoing.

     As used herein, the "Refinery" shall mean the refinery complex owned by Debtor and located at Norco, Louisiana, including all towers, units and storage tanks and storage facilities at such refinery.